Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Shell Midstream Partners, L.P. of our report dated June 16, 2014, except with respect to our opinion on the financial statements insofar as it relates to the correction described in Note 2 as to which the date is September 22, 2014, relating to the financial statements of Mars Oil Pipeline Company, which appears in Shell Midstream Partners, L.P.’s Current Report on Form 8-K dated July 17, 2015. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

January 8, 2016